Exhibit 99.1

RESMED ANNOUNCES RECORD FINANCIAL RESULTS

FOR QUARTER ENDED SEPTEMBER 30, 2004

SAN DIEGO, California, November 8, 2004...ResMed Inc (NYSE: RMD) today announced revenue and income results for the quarter ended September 30, 2004. Revenue for the quarter was $87.7 million, a 20% increase over the quarter ended September 30, 2003. Income from operations, excluding the impact of $2.0 million in restructuring expenses described below, and net income, excluding the impact of restructuring expenses, for the September 30, 2004 quarter increased to $22.9 million and $15.1 million respectively, an increase of 21% and 23%. Diluted earnings per share, excluding the impact of restructuring expenses, for the quarter ended September 30, 2004 was $0.43, an increase of 23%, compared to the September 2003 quarter. Net income for the current quarter was $13.9 million or $0.39 per diluted share including after-tax restructuring expenses of $1.2 million. Gross margin was 64%, consistent with the June 2004 quarter.

Selling, general and administration (SG&A) costs for the quarter were $26.7 million, an increase of $4.5 million or 20%, over the same period in fiscal 2004. The increase in SG&A related primarily to an increase in selling and administration personnel to meet expanding opportunities in the sleep-disordered breathing market. SG&A expenditure as a percentage of revenue was 30% in the September quarter, consistent with the same period in fiscal 2004.

Research and development expenditure, approximately 8% of revenues, increased 13% during the three months ended September 30, 2004 to $6.8 million, from $6.0 million in the quarter ended September 30, 2003. The increase reflects ResMed’s continuing commitment to clinical research and product development, particularly in the evolving cardiovascular area, as well as a stronger Australian dollar. ResMed intends to continue to spend approximately 8% of revenues on R&D during the rest of fiscal year 2005.

Restructuring expenses incurred during the quarter ended September 30, 2004 of $2.0 million ($1.2 million net of tax) consisted of expenses associated with the Company’s decision to integrate the operations of ResMed Germany, based in Moenchengladbach, and MAP, based in Munich, into a single operating unit based in Munich. The Company estimates that it will incur total restructuring expenses of $4.5 million ($2.7 million net of tax). This $4.5 million includes the $2.0 million recognized during the quarter ended September 30, 2004. The Company expects to incur the remaining restructuring expenses over the course of fiscal year 2005. With the financial information included in this press release, the Company is providing a tabular reconciliation of GAAP operating income and GAAP net income with operating income, and net income, excluding the impact of restructuring expenses.

Inventory, at $61.1 million, reflects a return to normal production levels following the successful relocation of the Sydney manufacturing facility in the June 2004 quarter. Accounts receivable days sales outstanding, at 70 days, were comparable to the September 2003 quarter.

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Peter C. Farrell, PhD, Chairman and Chief Executive Officer, commented, “These strong financial results for the September quarter of fiscal 2005 reflect ResMed’s continuing sales and profit growth. Operating cash flow increased by 32% to $16.6 million, compared to $12.6 million in the September quarter last year. Domestic sales increased by an extremely robust 32% over the September 2004 quarter to $45.6 million, reflecting continued healthy domestic demand for our sleep-disordered breathing products. International sales increased by 10% over the September 2003 quarter, to $42.1 million, reflecting growth in our major markets, and a stronger Euro, offset by lower sales in Japan. Reduced sales to Japan were primarily due to an unanticipated delay in introducing a new bilevel product into Japan. Excluding sales to the Japanese market, international sales increased by 24%.”

Dr. Farrell further commented, “We continue to make good progress on the cardiovascular and bariatric surgery fronts, which were reflected in our strong domestic growth. “

ResMed is a leading developer, manufacturer, and marketer of medical equipment for the diagnosis, treatment, and management of sleep-disordered breathing, selling a comprehensive range of products in over 60 countries.

ResMed will host a conference call at 1:30 p.m. U.S. Pacific Standard Time today to discuss these quarterly results. Individuals wishing to access the conference call may do so via ResMed’s Web site at www.resmed.com or by dialing (800) 901-5213 (domestic) or +1 (617) 786-2962 (international) and entering conference I.D. No. 23102063. Please allow extra time prior to the call to visit the Web site and download the streaming media player (Windows Media Player) required to listen to the Internet broadcast. The online archive of the broadcast will be available approximately 90 minutes after the live call and will be available for two weeks. A telephone replay of the conference call is available by dialing (888) 286-8010 (domestic) and +1 (617) 801-6888 (international) and entering conference I.D. No. 99358385.

Further information can be obtained by contacting Hillary Theakston at ResMed Inc, San Diego, (858) 746-2610; Adrian Smith at ResMed Limited, Sydney on +61 (2) 9886-5407; or by visiting the Company’s multilingual Web site at www.resmed.com.

Statements contained in this release that are not historical facts are “forward-looking” statements as contemplated by the Private Securities Litigation Reform Act of 1995. These forward-looking statements, including statements regarding the Company’s future revenue, earnings or expenses, new product development and new markets for the Company’s products, are subject to risks and uncertainties, which could cause actual results to differ materially from those projected or implied in the forward-looking statements. Those risks and uncertainties are discussed in the Company’s Annual Report on Form 10-K for its most recent fiscal year and in other reports the Company files with the U.S. Securities & Exchange Commission. Those reports are available on the Company’s Web site.

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RESMED INC AND SUBSIDIARIES

Consolidated Statements of Income (unaudited)

(In US$ thousands, except per share data)

	Three Months Ended September 30,
	2004	2003
Net revenue	$87,733	$72,878
Cost of sales	31,322	25,720

Gross profit	56,411	47,158

Operating expenses:
Selling, general and administrative	26,664	22,187
Research and development	6,819	6,017
Restructuring expenses	1,968	—

Total operating expenses	35,451	28,204

Income from operations	20,960	18,954

Other income (expense), net:
Interest income (expense), net	(321)	(394)
Other, net	31	(652)

Total other income (expense), net	(290)	(1,046)

Income before income taxes	20,670	17,908
Income taxes	6,744	5,659

Net income	$13,926	$12,249

Basic earnings per share	$0.41	$0.36
Diluted earnings per share	$0.39	$0.35
Diluted earnings per share excluding the impact of restructuring expenses(1)	$0.43	$0.35

Basic shares outstanding	33,888	33,649
Diluted shares outstanding	35,258	35,089

(1)	See reconciliation of non-GAAP financial measures in table at end of press release.

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RESMED INC AND SUBSIDIARIES

Consolidated Balance Sheets

(In US$ thousands except share and per share data)

	September 30, 2004	June 30, 2004
	(unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$141,620	$128,907
Marketable securities - available for sale	2,744	12,021
Accounts receivable, net	68,752	67,242
Inventories	61,142	55,797
Deferred income taxes	8,536	7,041
Prepaid expenses and other current assets	6,774	6,821

Total current assets	289,568	277,829

Property, plant and equipment, net of accumulated depreciation	154,130	147,268

Patents, net of accumulated amortization	5,307	4,814

Goodwill	107,487	106,075

Other assets	8,612	8,173

Total assets	$565,104	$544,159

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$17,945	$18,574
Accrued expenses	24,981	22,591
Income taxes payable	10,382	8,470
Deferred revenue	9,325	8,759
Current portion of deferred profit on sale and leaseback	1,663	2,197

Total current liabilities	64,296	60,591

Non current liabilities:
Deferred revenue	9,271	8,819
Convertible subordinated notes	113,250	113,250

Total non-current liabilities	122,521	122,069

Total liabilities	$186,817	$182,660

Stockholders’ Equity:

Preferred stock, $0.01 par value, 2,000,000 shares authorized; none issued	—	—

Series A Junior Participating preferred stock, $0.01 par value, 250,000 shares authorized; none issued	—	—

Common Stock $0.004 par value 100,000,000 shares authorized; issued and outstanding 33,858,518 at September 30, 2004 and 33,858,272 at June 30, 2004 (excluding 1,127,459 and 886,369 shares held as Treasury Stock respectively)	135	135

Additional paid-in capital	136,642	132,875
Retained earnings	231,582	217,656
Treasury stock	(41,405)	(30,440)
Accumulated other comprehensive income	51,333	41,273

Total stockholders’ equity	378,287	361,499

Total liabilities and stockholders’ equity	$565,104	$544,159

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Reconciliation of Non-GAAP Financial Measures (Unaudited)

(Dollars in thousands except per share amounts)

In managing its business, ResMed makes use of certain non-GAAP financial measures in evaluating the Company’s results of operations. The measure, “operating income, excluding the impact of restructuring expenses,” is reconciled with GAAP operating income in the table below:

	Three Months Ended September 30,
	2004	2003
GAAP operating income	20,960	18,954

Restructuring expenses	1,968	—

Operating income, excluding the impact of restructuring expenses	22,928	18,954

The measure, “net income, excluding the impact of restructuring expenses,” is reconciled with GAAP net income in the table below:

	Three Months Ended September 30,
	2004	2003
GAAP net income	13,926	12,249

Restructuring expenses, net of tax	1,192	—

Net income, excluding the impact of restructuring expenses	15,118	12,249

Diluted shares outstanding	35,258	35,089

Diluted earnings per share, excluding the impact of restructuring expenses	$0.43	$0.35

ResMed believes that presenting diluted earnings per share, excluding the impact of restructuring expenses, is an additional measure of performance that investors can use to compare operating results between reporting periods. Management of the Company uses this information in evaluating the Company’s results of operations and believes that this information also provides investors better insight in evaluating the Company’s earnings performance from core operations. The events giving rise to these restructuring expenses are not associated with the Company’s normal operating business and are expected to result in future market opportunities, cost savings, and other benefits.

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